The information in this preliminary pricing supplement is not complete and may be changed. We may not deliver these notes until a final pricing supplement is delivered. This preliminary pricing supplement and the accompanying prospectus, product supplement and tax supplement do not constitute an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated August 6, 2026

PROSPECTUS Dated April 8, 2026	Pricing Supplement No. 17,912 to
PRODUCT SUPPLEMENT Dated April 8, 2026	Registration Statement Nos. 333-293641; 333-293641-01
TAX SUPPLEMENT Dated April 8, 2026	Dated , 2026
Rule 424(b)(2)

Morgan Stanley Finance LLC STRUCTURED INVESTMENTS Opportunities in Global Equities

$

Digital VanEck® Gold Miners ETF-Linked Notes due

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second scheduled business day after the determination date) is based on the performance of the VanEck® Gold Miners ETF as measured from the trade date to and including the determination date (expected to be between 13 and 15 months after the trade date). If the final underlier level on the determination date is greater than or equal to 82.50% of the initial underlier level (which will be set on the trade date and may be higher or lower than the actual closing level of the underlier on the trade date), you will receive an amount equal to the maximum settlement amount (expected to be between $1,171.20 and $1,200.80 for each $1,000 face amount of your notes). However, if the underlier declines by more than 17.50% from the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the underlier return is greater than or equal to -17.50% (the final underlier level is greater than or equal to 82.50% of the initial underlier level), the maximum settlement amount of $1,171.20 to $1,200.80 per note, or 117.12% to 120.08% of the face amount (the actual maximum settlement amount will be determined on the trade date); or

●if the underlier return is less than -17.50% (the final underlier level is less than 82.50% of the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.2121 times (c) the sum of the underlier return plus 17.50%.

Under these circumstances, you will lose some or all of your investment.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value on the trade date will be approximately $981.60 per note, or within $15.00 of that estimate. See “Estimated Value” on page 2.

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$9.50	$990.50
Total	$	$	$

(1) Morgan Stanley & Co. LLC (“MS & Co.”) will sell all of the notes that it purchases from us to an unaffiliated dealer, which will receive a fixed sales commission of 0.95% for each note they sell. For more information see “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

(2) See “Additional Information About the Notes—Use of proceeds and hedging” beginning on page 20.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Terms” on page 3 and “Additional Information About the Notes” on page 20.

MORGAN STANLEY

About Your Prospectus

The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. This prospectus includes this preliminary pricing supplement and the accompanying documents listed below. This preliminary pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Prospectus dated April 8, 2026

●Product Supplement dated April 8, 2026

●Tax Supplement dated April 8, 2026

The information in this preliminary pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

ESTIMATED VALUE

The Original Issue Price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the Trade Date will be less than $1,000. We estimate that the value of each note on the Trade Date will be approximately $981.60, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the notes on the Trade Date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Underlier. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlier, instruments based on the Underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Maximum Settlement Amount and the Threshold Amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Underlier, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

SUMMARY INFORMATION

The VanEck® Gold Miners ETF-Linked Notes, which we refer to as the notes, are unsecured obligations of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, tax supplement and prospectus, as supplemented or modified by this document. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Terms

Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying product supplement, tax supplement and prospectus. All references to “Buffer Rate,” “Cash Settlement Amount,” “Closing Level,” “Determination Date,” “Face Amount,” “Final Underlier Level,” “Initial Underlier Level,” “Share Adjustment Factor,” “Original Issue Price,” “Stated Maturity Date,” “Threshold Amount,” “Trade Date,” “Underlier,” “Underlying Index” and “Underlier Return” herein shall be deemed to refer to “downside factor,” “payment at maturity,” “share closing price,” “valuation date,” “stated principal amount,” “final share price,” “initial share price,” “adjustment factor,” “issue price,” “maturity date,” “buffer amount,” “pricing date,” “underlying shares” (or “ETF shares”), “share underlying index” and “share return” respectively, as used in the accompanying product supplement. All references to “Underlier” shall be deemed to refer to “underlying shares” or “ETF shares” as used in the accompanying product supplement.

If the terms described herein are inconsistent with those described in the accompanying product supplement, tax supplement or prospectus, the terms described herein shall control.

Issuer: Morgan Stanley Finance LLC

Guarantor: Morgan Stanley

Underlier: Shares of the VanEck® Gold Miners ETF

Underlying Index: MarketVector Global Gold Miners Index

Notes: The accompanying product supplement refers to the notes as the “jump securities.”

Specified currency: U.S. dollars (“$”)

Face Amount: Each note will have a Face Amount of $1,000; $ in the aggregate for all the notes; the aggregate Face Amount of notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date hereof.

Denominations: $1,000 and integral multiples thereof

Cash Settlement Amount (on the Stated Maturity Date): For each $1,000 Face Amount of notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

●if the Final Underlier Level is greater than or equal to the Threshold Level, the Maximum Settlement Amount; or

●if the Final Underlier Level is less than the Threshold Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Buffer Rate times (c) the sum of the Underlier Return and the Threshold Amount.

You will lose some or all of your investment at maturity if the Final Underlier Level is less than the Threshold Level. Notwithstanding anything to the contrary in the accompanying product supplement, you will receive the Maximum Settlement Amount if the Final Underlier Level is greater than or equal to the Threshold Level. Any payment of the Cash Settlement Amount is subject to our credit risk.

Initial Underlier Level: To be determined on the Trade Date. The Initial Underlier Level may be higher or lower than the actual Closing Level of the Underlier on the Trade Date; provided that the Initial Underlier Level will not be higher than the highest level of the Underlier on the Trade Date.

Final Underlier Level: The Closing Level of the Underlier on the Determination Date times the Share Adjustment Factor on such date, except in the limited circumstances described under “Description of Securities—Postponement of Valuation Date(s)” on page S-51 of the accompanying product supplement, and subject to adjustment as provided under “Description of Securities—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” on page S-58 of the accompanying product supplement.

Underlier Return: The quotient of (i) the Final Underlier Level minus the Initial Underlier Level divided by (ii) the Initial Underlier Level, expressed as a percentage

Maximum Settlement Amount (to be set on the Trade Date): Expected to be between $1,171.20 and $1,200.80 for each $1,000 Face Amount of notes (which is comprised of the $1,000 Face Amount plus an upside payment of between $171.20 and $200.80)

Threshold Level: 82.50% of the Initial Underlier Level

Threshold Amount: 17.50%

Buffer Rate: The quotient of the Initial Underlier Level divided by the Threshold Level, which equals approximately 121.21%

Trade Date:

Original Issue Date (Settlement Date) (to be set on the Trade Date): Expected to be the third scheduled Business Day following the Trade Date.

Determination Date (to be set on the Trade Date): Expected to be between 13 and 15 months after the Trade Date, subject to postponement as described in the accompanying product supplement on page S-51 under “Description of Securities—Postponement of Valuation Date(s).”

Stated Maturity Date (to be set on the Trade Date): Expected to be the second scheduled Business Day following the Determination Date, subject to postponement as described below. The Stated Maturity Date is a pricing term and will be determined by us on the Trade Date.

Postponement of Stated Maturity Date: If the scheduled Determination Date is not a Trading Day or if a market disruption event occurs on that day so that the Determination Date as postponed falls less than two Business Days prior to the scheduled Stated Maturity Date, the Stated Maturity Date of the notes will be postponed to the second Business Day following that Determination Date as postponed.

Closing Level: As described under “Description of Securities—Some Definitions—share closing price” on page S-44 of the accompanying product supplement.

Share Adjustment Factor: As described under “Description of Securities—Some Definitions—adjustment factor” on page S-39 of the accompanying product supplement, and subject to adjustment in the case of certain events as described under “Description of Securities—Antidilution Adjustments” on page S-53 of the accompanying product supplement.

Business Day: As described under “Description of Securities—Some Definitions—business day” on page S-39 of the accompanying product supplement

Trading Day: As described under “Description of Securities—Some Definitions—trading day” on page S-45 of the accompanying product supplement.

Market disruption event: As described under “Description of Securities—Some Definitions—market disruption event” on page S-41 of the accompanying product supplement.

Trustee: The Bank of New York Mellon

Calculation Agent: MS & Co.

Issuer Notice To Registered Security Holders, the Trustee and the Depositary: In the event that the Stated Maturity Date is postponed due to postponement of the Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Stated Maturity

Date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Stated Maturity Date, the Business Day immediately preceding the scheduled Stated Maturity Date, and (ii) with respect to notice of the date to which the Stated Maturity Date has been rescheduled, the Business Day immediately following the actual Determination Date for determining the Final Underlier Level.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the depositary of the amount of cash, if any, to be delivered with respect to each Face Amount of notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Stated Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the notes, if any, to the Trustee for delivery to the depositary, as holder of the notes, on the Stated Maturity Date.

CUSIP no.: 61781DB56

ISIN: US61781DB565

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical Closing Levels of the Underlier on the Determination Date could have on the Cash Settlement Amount.

The examples below are based on a range of Final Underlier Levels that are entirely hypothetical; no one can predict what the level of the Underlier will be on any day during the term of the notes, and no one can predict what the Final Underlier Level will be on the Determination Date. The Underlier has at times experienced periods of high volatility — meaning that the level of the Underlier has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date. The value of the notes at any time after the Trade Date will vary based on many economic and market factors, including interest rates, the volatility of the Underlier, our creditworthiness and changes in market conditions, and cannot be predicted with accuracy. Any sale prior to the Stated Maturity Date could result in a substantial loss to you.

Key Terms and Assumptions
Face Amount:	$1,000
Hypothetical Maximum Settlement Amount:	$1,171.20 per $1,000 Face Amount of notes (117.120% of the Face Amount)
Minimum Cash Settlement Amount:	None
Threshold Level:	82.50% of the Initial Underlier Level
Buffer Rate:	Approximately 121.21%
Threshold Amount:	17.50%

●Neither a market disruption event nor a non-Trading Day occurs on the Determination Date.

●No discontinuation of the Underlier, no change of the policies of the Underlier’s investment adviser and no alteration of the method by which the Underlying Index is calculated.

●Notes purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date.

Moreover, we have not yet set the Initial Underlier Level that will serve as the baseline for determining the Underlier Return and the amount that we will pay on the notes, if any, at maturity. We will not do so until the Trade Date. As a result, the actual Initial Underlier Level may differ substantially from the level of the Underlier at any time prior to the Trade Date.

For these reasons, the actual performance of the Underlier over the term of the notes, as well as the Cash Settlement Amount, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Underlier shown elsewhere in this document. For information about the historical levels of the Underlier during recent periods, see “The Underlier” below.

The levels in the left column of the table below represent hypothetical Final Underlier Levels and are expressed as percentages of the Initial Underlier Level. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Underlier Level (expressed as a percentage of the Initial Underlier Level), and are expressed as percentages of the Face Amount of notes (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100% means that the value of the cash payment that we would deliver for each $1,000 Face Amount of notes on the Stated Maturity Date would equal 100% of the Face Amount of notes, based on the corresponding hypothetical Final Underlier Level (expressed as a percentage of the Initial Underlier Level) and the assumptions noted above. The numbers appearing in the table and chart below may have been rounded for ease of analysis.

Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	117.120%
175.000%	117.120%
150.000%	117.120%
125.000%	117.120%
117.120%	117.120%
115.000%	117.120%
110.000%	117.120%
105.000%	117.120%
100.000%	117.120%
95.000%	117.120%
90.000%	117.120%
85.000%	117.120%
82.500%	117.120%
80.000%	96.970%
70.000%	84.848%
60.000%	72.727%
50.000%	60.606%
40.000%	48.485%
30.000%	36.364%
25.000%	30.303%
0.000%	0.000%

If, for example, the Final Underlier Level were determined to be 25.000% of the Initial Underlier Level, the Cash Settlement Amount would be approximately 30.303% of the Face Amount of notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would lose approximately 69.697% of your investment. If you purchased your notes at a premium to the Face Amount, you would lose a correspondingly higher percentage of your investment.

If the Final Underlier Level were determined to be 150.000% of the Initial Underlier Level, the Cash Settlement Amount would be capped at the Maximum Settlement Amount (expressed as a percentage of the Face Amount), or 117.120% of each $1,000 Face Amount of notes, as shown in the table above. As a result, if you purchased the notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would not benefit from any increase in the Final Underlier Level above 82.500% of the Initial Underlier Level.

Payoff Diagram

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amount (expressed as a percentage of the Face Amount of notes), if the Final Underlier Level (expressed as a percentage of the Initial Underlier Level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical Final Underlier Level (expressed as a percentage of the Initial Underlier Level) of less than the Threshold Level of 82.50% (the section left of the 82.50% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100% of the Face Amount of notes (the section below the 100% marker on the vertical axis), and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical Final Underlier Level (expressed as a percentage of the Initial Underlier Level) of greater than or equal to 82.50% (the section right of the 82.50% marker on the horizontal axis) would result in a capped return on your investment and a Cash Settlement Amount equal to the Maximum Settlement Amount.

Hypothetical Payoff Diagram

Underlier Performance
Note Performance
$1,000 Face Amount
$1,171.20 Hypothetical Maximum Settlement Amount
Hypothetical Cash Settlement Amount as % of Face Amount
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
110%
120%
130%
140%
150%
82.50%
0%
20%
40%
60%
80%
100%
120%
140%
160%
180%
200%
Hypothetical Final Underlier Level as % of Initial Underlier Level

RISK FACTORS

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

RISKS RELATING TO AN INVESTMENT IN THE NOTES

The Notes Do Not Pay Interest Or Guarantee The Return Of Any Of Your Principal

The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and do not guarantee any return of principal at maturity. If the Final Underlier Level has declined by an amount greater than the Threshold Amount of 17.50% from the Initial Underlier Level, you will receive for each note that you hold a Cash Settlement Amount that is less than the Face Amount of each note by an amount proportionate to the decline in the level of the Underlier below the Threshold Level of 82.50% of the Initial Underlier Level times the Buffer Rate of approximately 121.21%. As there is no minimum Cash Settlement Amount on the notes, you could lose your entire initial investment.

Also, the market price of your notes prior to the Stated Maturity Date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the Stated Maturity Date, you may receive significantly less than the amount of your investment in the notes.

The Appreciation Potential Of The Notes Is Limited By The Maximum Settlement Amount

The appreciation potential of the notes is limited by the Maximum Settlement Amount of $1,171.20 to $1,200.80 per note, or 117.120% to 120.080% of the Face Amount. The actual Maximum Settlement Amount will be determined on the Trade Date. Because the Cash Settlement Amount will be limited to 117.120% to 120.080% of the Face Amount for the notes, any increase in the Final Underlier Level over the Threshold Level will not increase the return on the notes, even if the Final Underlier Level is significantly greater than the Initial Underlier Level.

The Stated Maturity Date Of The Notes Is A Pricing Term And Will Be Determined By Us On The Trade Date

We will not fix the Stated Maturity Date until the Trade Date, and so you will not know the exact term or the Determination Date of the notes at the time that you make your investment decision. The term could be as short as approximately 1 year and 1 month, and as long as approximately 1 year and 3 months. You should be willing to hold your notes for up to approximately 1 year and 3 months, and the Stated Maturity Date selected by us could have an impact on the value of the notes. For example, if the Underlier appreciates, a note with a shorter term will result in a higher annualized return based on that appreciation than a note with a longer term. In addition, the Underlier may be lower on the actual Determination Date and the Cash Settlement Amount may be lower than if the Determination Date and Stated Maturity Date had been set differently in the two-month range.

If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected

The Cash Settlement Amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face Amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount. In addition, the impact of the Threshold Level and the Maximum Settlement Amount on the return on your investment will depend upon the price you pay for your notes relative to the Face Amount. For example, if you purchase your notes at a premium to the Face Amount, the Threshold Level will not offer the same measure of protection to your investment as would have been the case for notes purchased at the Face Amount or at a discount to the Face Amount. Additionally, the Cash Settlement

Amount will be limited to the Maximum Settlement Amount, which would represent a lower percentage return relative to your initial investment than it would have been had you purchased the notes at the Face Amount.

The Market Price Will Be Influenced By Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the level of the Underlier, volatility (frequency and magnitude of changes in value) of the Underlier and dividend yields of the Underlier and of the stocks composing the Underlying Index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Underlier or equities markets generally and which may affect the Final Underlier Level of the Underlier, the occurrence of certain events affecting the Underlier that may or may not require an adjustment to the Share Adjustment Factor and any actual or anticipated changes in our credit ratings or credit spreads. The level of the Underlier may be, and has been, volatile, and we can give you no assurance that the volatility will lessen. See “The Underlier” below. You may receive less, and possibly significantly less, than the Face Amount per note if you try to sell your notes prior to maturity.

The Notes Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Notes

You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As A Finance Subsidiary, MSFL Has No Independent Operations And Will Have No Independent Assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they could not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The Amount Payable On The Notes Is Not Linked To The Level Of The Underlier At Any Time Other Than The Determination Date

The Final Underlier Level will be based on the Closing Level on the Determination Date, subject to adjustment for non-Trading Days and certain market disruption events. Even if the level of the Underlier appreciates prior to the Determination Date but then drops by the Determination Date, the Cash Settlement Amount may be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the level of the Underlier prior to such drop. Although the actual level of the Underlier on the Stated Maturity Date or at other times during the term of the notes may be higher than the Final Underlier Level, the Cash Settlement Amount will be based solely on the Closing Level on the Determination Date.

Investing In The Notes Is Not Equivalent To Investing In The Underlier Or The Stocks Composing The Underlying Index

Investing in the notes is not equivalent to investing in the Underlier, the Underlying Index or the stocks that constitute the Underlying Index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlier or the stocks that constitute the Underlying Index.

The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Notes In The Original Issue Price Reduce The Economic Terms Of The Notes, Cause The Estimated Value Of The Notes To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the Original Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Original Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes, including a fee payable by our affiliate MS & Co. to iCapital Markets LLC, which is a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, a dealer participating in the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering in the Original Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The Estimated Value Of The Notes Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date hereof will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The Market Price Will Be Influenced By Many Unpredictable Factors” above.

The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is A Subsidiary Of Morgan Stanley And An Affiliate Of MSFL, Will Make Determinations With Respect To The Notes

As calculation agent, MS & Co. will determine the Initial Underlier Level and the Final Underlier Level and will calculate the Cash Settlement Amount you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and antidilution events, the selection of a successor index or calculation of the Final Underlier Level in the event of a market disruption event or discontinuance of the Underlier and the amount due and payable upon any acceleration of the notes. These potentially subjective determinations may adversely affect the Cash Settlement Amount at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Antidilution Adjustments for Securities linked to Exchange-Traded Funds,” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the Trade Date.

Hedging And Trading Activity By Our Affiliates Could Potentially Adversely Affect The Value Of The Notes

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the Underlier or the Underlying Index), including trading in the Underlier and in other instruments related to the Underlier or the Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Some of our affiliates also trade the Underlier or the stocks that constitute the Underlying Index and other financial instruments related to the Underlying Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlier Level, and, therefore, could increase the Threshold Level, which is the level at or above which the Underlier must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the Determination Date, could adversely affect the level of the Underlier on the Determination Date, and, accordingly, the Cash Settlement Amount an investor will receive at maturity, if any. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to the compensation they would receive for the sale of the notes.

We May Sell An Additional Aggregate Face Amount Of Notes At A Different Issue Price

At our sole option, we may decide to sell an additional aggregate Face Amount of notes subsequent to the date hereof. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this document.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Offered By This Pricing Supplement Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, the securities may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a security. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

RISKS RELATING TO THE UNDERLIER

The Notes Are Linked To The VanEck® Gold Miners ETF And Are Subject To Risks Associated With Investments In Securities Linked To The Value Of Foreign Equity Securities

As the VanEck® Gold Miners ETF is the Underlier, the notes are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the Underlying Index and that are generally tracked by the Underlier have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more-developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

The Underlier May Be Disproportionately Affected by the Performance of a Small Number of Stocks

As of March 14, 2025, approximately 53.94% of the weight of the Underlier was attributed to just seven stocks: Newmont Corporation, Agnico Eagle Mines Limited, Wheaton Precious Metals Corp., Barrick Gold Corporation, Franco-Nevada Corporation, Gold Fields Limited and AngloGold Ashanti plc. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the level of the Underlier even if none of the other constituent stocks of the Underlier are affected by those events. Because of the weighting of the constituents of the Underlier, the amount you receive at maturity could be less than the Cash Settlement Amount you would have received if you had invested in a product linked to an ETF that capped the maximum weight of any one stock to a low amount or that equally weighted all constituents of that ETF.

Investing In The Notes Exposes Investors To Risks Associated With Investments In Notes With A Concentration In The Gold And Silver Mining Industry

The notes are subject to certain risks applicable to the gold and silver mining industry. The stocks included in the MarketVector Global Gold Miners Index and that are generally tracked by the Underlier are stocks of companies primarily engaged in the mining of gold or silver. The Underlier may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the Underlier primarily invests in stocks, American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”) of companies that are involved in the gold mining industry, the Underlier is subject to certain risks associated with such companies.

Competitive pressures may have a significant effect on the financial condition of companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.

These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

The Underlier invests to a lesser extent in stocks, ADRs and GDRs of companies involved in the silver mining industry. Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, jewelry, photography and silverware.

The Notes Are Subject To Currency Exchange Rate Risk

Because the price of the Underlier tracks the performance of the MarketVector Global Gold Miners Index, holders of the notes will be exposed to currency exchange rate risk with respect the currencies in which the component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the Underlying Index, MarketVector Global Gold Miners Index, the price of the Underlier will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments; and

othe extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the Underlying Index, the United States and other countries important to international trade and finance.

VanEck® Gold Miners ETF Has Recently Changed The Underlying Index That It Tracks

Prior to market close on September 19, 2025, VanEck® Gold Miners ETF’s Underlying Index was the NYSE Arca Gold Miners Index. After market close on September 19, 2025, VanEck® Gold Miners ETF’s Underlying Index changed to the MarketVector Global Gold Miners Index. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index, including in the use of different market capitalization criteria for inclusion in the index and different weighting schemes. Accordingly, the composition of VanEck® Gold Miners ETF changed as a result of this transition. In connection with this change, VanEck® Gold Miners ETF may have experienced, and may continue to experience, additional portfolio turnover, and VanEck® Gold Miners ETF may have experienced, and may continue to experience, higher tracking error than had been typical for VanEck® Gold Miners ETF. This change could have adversely affected, and may continue to adversely affect, the performance of VanEck® Gold Miners ETF and, in turn, your return on the notes. In addition, when evaluating the historical performance of VanEck® Gold Miners ETF included below, you should bear in mind that the historical performance of VanEck® Gold Miners ETF might have been meaningfully different had VanEck® Gold Miners ETF tracked the MarketVector Global Gold Miners Index prior to September 19, 2025.

Adjustments To The Underlier Or To The Underlying Index Could Adversely Affect The Value Of The Notes

As the investment adviser to the Underlier, VanEck Associates Corporation (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Underlier. Any of these actions could adversely affect the price of the Underlier and, consequently, the value of the notes. ICE Data Indices, LLC is responsible for calculating and maintaining the Underlying Index. ICE Data Indices, LLC may add, delete or substitute the stocks constituting the Underlying Index or make other methodological changes that could change the value of the Underlying Index. ICE Data Indices, LLC may discontinue or suspend calculation or publication of the Underlying Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Underlying Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The Performance And Market Price Of The Underlier, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of The Underlying Index, The Performance Of The Component Securities Of The Underlying Index Or The Net Asset Value Per Share Of The Underlier

The Underlier does not fully replicate the Underlying Index and may hold securities that are different than those included in the Underlying Index.  In addition, the performance of the Underlier will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index.  All of these factors may lead to a lack of correlation between the performance of the Underlier and the Underlying Index.  In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Underlier may impact the variance between the performances of the Underlier and the Underlying Index.  Finally, because the shares of the Underlier are traded on  an exchange and are subject to market supply and investor demand, the market price of one share of the Underlier may differ from the net asset value per share of the Underlier.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Underlier may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Underlier may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Underlier, and their ability to create and redeem shares of the Underlier may be disrupted. Under these circumstances, the market price of shares of the Underlier may vary substantially from the net asset value per share of the Underlier or the level of the Underlying Index.

For all of the foregoing reasons, the performance of the Underlier may not correlate with the performance of the Underlying Index, the performance of the component securities of the Underlying Index or the net asset value per share of the Underlier.  Any of these events could materially and adversely affect the price of the shares of the Underlier and, therefore, the value of the notes.  Additionally, if market volatility or these events were to occur on the Determination Date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the notes.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Underlier on the Determination Date, even if the Underlier is underperforming the Underlying Index or the component securities of the Underlying Index and/or trading below the net asset value per share of the Underlier.

There Are Risks Associated With The Underlier

Although the Underlier is listed for trading on MarketVector Global, Inc. (the “MarketVector Global”) and a number of similar products have been traded on the MarketVector Global or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlier or that there will be liquidity in the trading market.

In addition, the Underlier is subject to management risk, which is the risk that the Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the Investment adviser may select up to 20% of the Underlier’s assets to be invested in shares of equity securities that are not included in the Underlying Index. The Underlier is also not actively managed and may be affected by a general decline in market segments relating to the Underlying Index. The Investment Adviser invests in securities included in, or representative of, the Underlying Index regardless of their investment merits. The Investment Adviser does not attempt to take defensive positions in declining markets.

In addition, the Underlier is subject to custody risk, which refers to the risk in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less-developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody issues.

Further, under continuous listing standards adopted by the MarketVector Global, the Underlier will be required to confirm on an ongoing basis that the components of the Underlying Index satisfy the applicable listing requirements. In the event that its Underlying Index does not comply with the applicable listing requirements, the Underlier would be required to rectify such non-compliance by requesting that the Underlying Index sponsor modify such Underlying Index, adopting a new Underlying Index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the Underlying Index sponsor would so modify the Underlying Index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the Underlier being delisted by the MarketVector Global.

The Antidilution Adjustments The Calculation Agent Is Required To Make Do Not Cover Every Event That Could Affect The Underlier

MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the Underlier. However, the calculation agent will not make an adjustment for every event that could affect the Underlier. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.

Past Performance Is No Guide to Future Performance

The actual performance of the Underlier over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the Underlier or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Underlier.

THE UNDERLIER

The VanEck® Gold Miners ETF is an exchange-traded fund managed by VanEck, which seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MarketVector Global Gold Miners Index. The VanEck® Gold Miners ETF is managed by the VanEck® ETF Trust (the “Trust”), a registered investment company that consists of numerous separate investment portfolios, including the VanEck® Gold Miners ETF. Prior to market close on September 19, 2025, VanEck® Gold Miners ETF’s Underlying Index was the NYSE Arca Gold Miners Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the VanEck® Gold Miners ETF is accurate or complete.

Information as of market close on August 4, 2026:

Bloomberg Ticker Symbol:	GDX UP
Current Share Price:	$77.92
52 Weeks Ago:	$54.94
52 Week High (on 2/27/2026):	$115.84
52 Week Low (on 8/4/2025):	$54.94

The following graph sets forth the daily Closing Levels of the Underlier for each quarter in the period from January 1, 2021 through August 4, 2026. The Closing Level of the Underlier on August 4, 2026 was $77.92. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The Underlier has at times experienced periods of high volatility. The actual performance of the Underlier over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the Underlier or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Underlier. You should not take the historical levels of the Underlier as an indication of its future performance, and no assurance can be given as to the Closing Level of the Underlier on the Determination Date.

VanEck® Gold Miners ETF Daily Underlier Closing Levels January 1, 2021 to August 4, 2026

This document relates only to the notes offered hereby and does not relate to the Underlier. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the level of the Underlier (and therefore the level of the Underlier at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlier.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlier. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a prospective purchaser of the notes, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Underlier.

MarketVector℠ is a service mark of Van Eck Associates Corporation (“Van Eck”). The notes are not sponsored, endorsed, sold, or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

MarketVector Global Gold Miners Index. The MarketVector Global Gold Miners Index is a float-adjusted market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold and silver. The MarketVector Global Gold Miners Index includes common stocks, ADRs or GDRs of selected companies involved in the mining for gold and silver ore and are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”), as described in the sections entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying tax supplement. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

ADDITIONAL INFORMATION ABOUT THE NOTES

No interest or dividends: The notes will not pay interest or dividends.

No listing: The notes will not be listed on any securities exchange.

No redemption: The notes will not be subject to any redemption right.

Purchase at amount other than Face Amount: The amount we will pay you on the Stated Maturity Date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the Face Amount. Also, the Threshold Level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the Face Amount. Additionally, the Maximum Settlement Amount would represent a lower (or higher) percentage return than it would have had you purchased the notes at the Face Amount. See “Risk Factors—If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected” beginning on page 9 of this document.

Use of proceeds and hedging: The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued. The costs of the notes borne by you and described on page 2 comprise the cost of issuing, structuring and hedging the notes.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlier, futures and options contracts on the Underlier, and any component stocks of the Underlying Index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the level of the Underlier on the Trade Date, and therefore increase the Threshold Level, which is the level at or above which the Underlier must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the Determination Date, by purchasing and selling the Underlier, futures or options contracts on the Underlier or component stocks of the Underlying Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the level of the Underlier, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations: Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest: We expect to agree to sell to MS & Co., and MS & Co. expects to agree to purchase from us, the aggregate face amount of the offered notes specified on the cover of this pricing supplement. MS & Co. proposes initially to offer the notes to an unaffiliated securities dealer at the price to public set forth on the cover of this pricing supplement less a concession of 0.95% of the face amount. MS & Co., the agent for this offering, is our affiliate. Because MS & Co. is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the Maximum Settlement Amount, such that for each note the estimated value on the Trade Date will be no lower than the minimum level described in “Estimated Value” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Settlement: We expect to deliver the notes against payment for the notes on the Original Issue Date, which will be the third scheduled Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day, unless the parties to a trade expressly agree otherwise. Accordingly, if the Original Issue Date is more than one Business Day after the Trade Date, purchasers who wish to transact in the notes more than one Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

WHERE YOU CAN FIND MORE INFORMATION

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement, the tax supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus dated April 8, 2026

Product Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement, in the index supplement, in the tax supplement or in the prospectus.